EXHIBIT 99.1

Contacts:
Ashworth, Inc.	TaylorMade-adidas Golf
Allan H. Fletcher, CEO	Scott Leightman, Director of Public Relations
Eddie Fadel, President	(760) 476-5748
Greg W. Slack, CFO
(760) 929-6100
FOR IMMEDIATE RELEASE
TaylorMade-adidas Golf Company to acquire Ashworth, Inc.
Herzogenaurach / Carlsbad, California, October 13, 2008 — Ashworth, Inc. (NASDAQ: ASHW) and the adidas Group announced today that the TaylorMade-adidas Golf business segment has entered into a definitive agreement to acquire all of the outstanding shares of Ashworth, Inc. for $1.90 per share in cash. The transaction value is $72.8 million (€54.1 million), which includes the assumption of $46.3 million (€34.4 million) of Ashworth debt based on Ashworth, Inc.’s 10-Q for the period ended July 31, 2008. 1 The transaction will be effected through a tender offer to be launched shortly by a subsidiary of Taylor Made Golf Company, Inc. (“TaylorMade-adidas Golf”) for all outstanding Ashworth shares. The tender offer will be subject to, among other things, the condition that at least a majority of the outstanding Ashworth shares are tendered.
Through the acquisition of Ashworth, TaylorMade-adidas Golf becomes the leading and most balanced golf apparel company with a complete apparel offering for golfers globally. The transaction enables TaylorMade-adidas Golf to widen its product range, to further strengthen its distribution platform and to extend its marketing presence.
“Ashworth is a well-established, authentic golf apparel brand with a strong heritage and represents an excellent addition to TaylorMade and adidas Golf,” said adidas AG Chairman and CEO Herbert Hainer. “This acquisition underscores our commitment to continued growth in the golf category.”
“We are excited to bring Ashworth alongside our industry-leading TaylorMade and adidas Golf brands. TaylorMade-adidas Golf’s mission is to be the best performance golf company in the world and adding Ashworth is another important step in achieving that goal,” commented Mark King, President and CEO of TaylorMade-adidas Golf.
“This deal provides exciting prospects for our colleagues, partners and customers around the world. The Ashworth® brand fits perfectly into TaylorMade-adidas Golf’s line-up of brands and together we will be able to increase efficiency and drive the golf apparel business going forward, leveraging a broad set of resources,” said Allan Fletcher, CEO of Ashworth, Inc.
The Board of Directors of Ashworth has approved the transaction. In addition, members of the Knightspoint Partners group who collectively own over 16% of Ashworth’s outstanding shares have entered into an agreement whereby they have agreed to tender their shares. The Knightspoint Partners group represents the largest reporting shareholder group of Ashworth.

[1]	Figures based on €/$ exchange rate of 1.3461.

The adidas Group plans to finance the acquisition with cash on hand or through existing credit lines. The transaction is subject to customary closing conditions and is expected to close in the fourth quarter 2008.
In connection with the transaction, Barclays Capital is acting as financial advisor to the adidas Group. Kurt Salmon Associates Capital Advisors, Inc. is acting as financial advisor to Ashworth.
About Ashworth, Inc.
Ashworth, Inc. (NASDAQ: ASHW) is a leading designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers under the Ashworth® brand. Ashworth is also an Official Apparel Licensee of Callaway Golf Company. Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. The Game is a leading headwear brand in collegiate bookstores and Kudzu products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.
For more information, please visit the Company’s Web site at www.ashworthinc.com.
About the adidas Group
The adidas Group is one of the global leaders within the sporting goods industry, offering a broad range of products around three core segments adidas, Reebok and TaylorMade-adidas Golf. Headquartered in Herzogenaurach, Germany, the Group has more than 34,000 employees and generated sales of €10.3 billion in 2007.
About TaylorMade-adidas Golf
Headquartered in Carlsbad, California, TaylorMade-adidas Golf sells golf clubs and balls under the TaylorMade brand and adidas Golf footwear and apparel. TaylorMade-adidas Golf posted 2007 sales of €804 million.
This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer for the outstanding shares of common stock of Ashworth described in this announcement has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement on Schedule TO filed by a subsidiary of Taylor Made Golf Company, Inc. with the U.S. Securities and Exchange Commission (SEC) and a solicitation/recommendation statement on Schedule 14D-9 filed by Ashworth with the SEC. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to stockholders of Ashworth at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website (http://www.sec.gov/).
Forward-Looking Statements
This press release contains forward-looking statements related to Ashworth, Inc.’s (the “Company’s”) market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believes,” “anticipates,” “expects,” “predicts,” “estimates,” “projects,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the consummation of the recently announced proposed acquisition of the Company by TaylorMade-adidas Golf, the uncertainties associated with a potential liquidity shortfall in the first half of fiscal 2009, implementing a successful transition in executive leadership, successful resolution of the current dispute with Callaway Golf, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the impact of competitive products and pricing, the success of the Sun Ice® and Callaway Golf apparel product lines, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the distribution facility in Oceanside, CA, the successful implementation of the Company’s ERP system, and other risks described in Ashworth, Inc.’s SEC reports, including the Annual Report on Form 10-K for the year ended October 31, 2007, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2007.